Exhibit 4.3

Execution Copy

FIFTH AMENDMENT TO

RECEIVABLES PURCHASE AGREEMENT

This FIFTH AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT, dated as of April 13, 2015 (this “Amendment”), is between American Express Bank, FSB, a federally-chartered savings bank (“FSB”), and American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company (“RFC IV”). This Amendment amends the Receivables Purchase Agreement, dated as of April 16, 2004 (as amended and otherwise modified from time to time, the “Receivables Purchase Agreement” and, together with this Amendment, the “Amended Receivables Purchase Agreement”).

RECITALS

1. Pursuant to Section 9.01 of the Receivables Purchase Agreement, FSB and RFC IV have given prior notice of this Amendment to the Trustee and each Rating Agency, and FSB has delivered to RFC IV an Officer’s Certificate of FSB, dated the date of this Amendment, stating that FSB reasonably believes that this Amendment will not cause a Pay-Out Event or a Reinvestment Event.

2. FSB and RFC IV have satisfied all conditions precedent contained in the Receivables Purchase Agreement to entering into this Amendment and this Amendment is authorized and permitted under the Receivables Purchase Agreement. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

3. Now, therefore, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:

AMENDMENTS

SECTION 1. Amendment to Section 1.01. The definition of “Monthly Period” shall be deleted in its entirety and inserted in its place shall be the following; provided, however, that the Monthly Period with respect to the May 2015 Distribution Date shall have commenced on March 26, 2015 and shall continue to and include April 30, 2015:

“Monthly Period” shall mean, with respect to each Distribution Date, the calendar month immediately preceding such Distribution Date.

SECTION 2. Miscellaneous. The amendments provided for by this Amendment shall become effective as of April 16, 2015 upon occurrence of the following:

(a) Written confirmation has been received by RFC IV from each Rating Agency that this Amendment will not result in the reduction or withdrawal of the respective ratings of such Rating Agency for any securities issued by the Trust;

(b) FSB has delivered to RFC IV an Officer’s Certificate of FSB to the effect that FSB reasonably believes that this Amendment will not cause a Pay-Out Event or a Reinvestment Event; and

(c) Counterparts of this Amendment have been duly executed by the parties hereto.

SECTION 3. Receivables Purchase Agreement in Full Force and Effect as Amended. The Receivables Purchase Agreement is hereby amended by providing that all references therein to the “Receivables Purchase Agreement,” “this Agreement,” “hereby,” “hereof” and “herein” shall be deemed from and after the effective date of this Amendment to be a reference to the Amended Receivables Purchase Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Receivables Purchase Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their terms and except as expressly provided herein, this Amendment shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Receivables Purchase Agreement.

SECTION 4. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, RFC IV and FSB have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first written above.

AMERICAN EXPRESS BANK, FSB

By:	/s/ Denise D. Roberts
Name: Denise D. Roberts
Title: Chief Financial Officer and Treasurer

AMERICAN EXPRESS RECEIVABLES
FINANCING CORPORATION IV LLC

By:	/s/ Denise D. Roberts
Name: Denise D. Roberts
Title: President

Acknowledged and Accepted by:

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Michael Commisso
Name: Michael Commisso
Title: Vice President

[Signature Page Fifth Amendment to the Receivables Purchase Agreement]